Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gol Linhas Aéreas Inteligentes S.A.:

We consent to the use of our report dated June 29, 2020, with respect to the consolidated statement of financial position of Gol Linhas Aéreas Inteligentes S.A. as of December 31, 2019, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of Gol Linhas Aéreas Inteligentes S.A incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements as of December 31, 2019, the Company had a negative net working capital and had a net capital deficiency that raised substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 37 to the consolidated financial statements as of December 31, 2019. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Auditores Independentes

São Paulo, SP, Brazil
May 7, 2021